Exhibit 99.1

Covidien CEO to Retire July 1; Successor Named

Dublin, Ireland – March 16, 2011 – The Board of Directors of Covidien plc (NYSE: COV) today announced that Richard J. Meelia will retire as President and Chief Executive Officer of the Company, effective July 1. Mr. Meelia will serve as Non-Executive Chairman of the Board for a transition period of up to one year following his retirement as CEO.

The Board also announced that Jose (Joe) E. Almeida, President of Covidien’s Medical Devices business segment, has been elected to succeed Mr. Meelia as President and Chief Executive Officer.

“Rich Meelia has been a strong and highly effective leader, and his service as CEO is deeply appreciated,” said Timothy M. Donahue, lead director on the Company’s Board. “Under his leadership, Covidien has introduced a record number of innovative new products, realigned and strengthened its portfolio, significantly reduced costs, developed a deep bench of management talent and created increased value for shareholders.

“We are very pleased that Covidien will continue to have the benefit of his invaluable counsel as we transition smoothly to Joe Almeida’s leadership of our world-class management team,” Mr. Donahue said.

Mr. Meelia, 62, was elected President and CEO of Covidien when the business, then known as Tyco Healthcare, spun off from parent company Tyco International in June 2007. He was elected Chairman of the Board of Covidien in October 2008.

“I am very proud of all that we have achieved in the four years that Covidien has been an independent company,” said Mr. Meelia, under whose leadership Covidien delivered significant gains in operational sales, profit margin and earnings per share. “We have great vitality across our broad product range, strong growth momentum in new and established markets and an unrivaled commitment to innovation that offers us tremendous prospects for the future.

“Fortunately, I have been surrounded by a dedicated, talented and highly effective team for the past 20 years. It has been an honor to lead such an outstanding organization, and I look forward to continuing to serve on the Board,” Mr. Meelia added.

Mr. Almeida, 48, joined Tyco Healthcare in 1995 and was appointed to his current position as head of Medical Devices in October 2006. The Medical Devices business accounts for about two-thirds of Covidien’s total annual revenue and three-quarters of its operating profit.

ABOUT COVIDIEN

Covidien is a leading global healthcare products company that creates innovative medical solutions for better patient outcomes and delivers value through clinical leadership and excellence. Covidien manufactures, distributes and services a diverse range of industry-leading product lines in three segments: Medical Devices, Pharmaceuticals and Medical Supplies. With 2010 revenue of $10.4 billion, Covidien has 42,000 employees worldwide in more than 65 countries, and its products are sold in over 140 countries. Please visit www.covidien.com to learn more about our business.

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CONTACTS

Eric Kraus	Coleman Lannum, CFA
Senior Vice President	Vice President
Corporate Communications	Investor Relations
508-261-8305	508-452-4343
eric.kraus@covidien.com	cole.lannum@covidien.com

Bruce Farmer	Todd Carpenter
Vice President	Director
Public Relations	Investor Relations
508-452-4372	508-452-4363
bruce.farmer@covidien.com	todd.carpenter@covidien.com